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                                  EXHIBIT 23.2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Nature's Sunshine Japan Co., Ltd.:

We have audited the balance sheets of Nature's Sunshine Japan Co., Ltd. as of December 31, 1999 and 2000 and the related statements of income, and shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nature's Sunshine Japan Co., Ltd. as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



KINOSHITA CPA OFFICE
TOKYO, JAPAN

January 26, 2001

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